Exhibit 99.2

EXECUTION VERSION

TERMS AND CONDITIONS OF THE NOTES

1.	THE NOTES

1.1	General

Safety Invest S.A., a public company with limited liability incorporated as a “société anonyme” under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, incorporated on 27 January 2013, pending registration with the Luxembourg Trade and Companies Register (the “Company”) will, acting on behalf of its Compartment “Secure I” (the “Issuer”), issue, up to 160 (one hundred and sixty) profit participating notes of USD 200,000 (two hundred thousand United States Dollars) each, for a total principal amount of USD 32,000,000 (thirty-two million United States Dollars), which will bear no fixed interest rate and have a maturity of 24 months from their issue date. Pursuant to these terms and conditions dated 31 January 2014 (the “Terms and Conditions”), the Issuer will issue 160 (one hundred and sixty) notes (the “Notes”) of USD 200,000 (two hundred thousand United States Dollars) each on or about 6 February 2014 (the “Issue Date”) for a total nominal issue amount of USD 32.000.000 (thirty-two million United States Dollars).

The Notes will bear an Interest which will be calculated in accordance with the provisions of Condition 6.1.

As used herein, “Tranche” means Notes which are identical in all respects and “Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (i) expressed to be consolidated and form a single series and (ii) identical in all respects except for their respective Issue Dates, interest commencement dates and/or Issue Prices.

A reference to the Issuer in any Transaction Document shall be construed as being done by the Company in respect of its Compartment “Secure I” and such commitment shall be an exclusive commitment of this compartment and any recourse in this respect shall be limited solely out of and to the extent of the assets of such compartment.

The Notes will be represented by a global note (the “Global Note”) which will be held in custody by or on behalf of the Clearing System until all obligations of the Issuer under the Notes have been satisfied. For the purposes of these Terms and Conditions, “Clearing System” means Clearstream Banking AG, Frankfurt am Main.

1.2	Interpretation

Unless otherwise defined in these Terms and Conditions, capitalised terms used in these Terms and Conditions but not defined in the text shall bear the meaning ascribed thereto in the Annex to these Terms and Conditions, which constitutes an integral part of these Terms and Conditions.

EXECUTION VERSION

1.3	Agreements

The Notes are subject to, and are issued with the benefit of, the following agreements (together with any other agreement that may be entered into from time to time by the Issuer in relation to the transaction, the “Transaction Agreements”):

(a)	A corporate services agreement (such agreement as amended and/or supplemented and/or restated from time to time, the “Corporate Services Agreement”) dated 28 January 2014 made between the Company and Arendt Services S.A. as corporate services provider (the “Corporate Services Provider”, which expression shall include any additional or successor corporate services provider).

(b)	A paying agency agreement (such agreement as amended and/or supplemented and/or restated from time to time, the “Paying Agency Agreement”) dated 30 January 2014 made between the Issuer and Bankhaus Neelmeyer AG, as paying agent (the “Paying Agent”, which expression shall include any additional or successor paying agent).

Copies of the Transaction Documents are available for viewing at the registered office of the Issuer at 19, rue de Bitbourg, L-1273 Luxembourg, Grand-Duchy of Luxembourg. The Noteholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Transaction Agreements and the applicable Transaction Documents which are binding on them.

In case of inconsistency between these Terms and Conditions and the Transaction Agreements, the provisions of these Terms and Conditions prevail.

1.4	Form, Denomination and Title

The Notes are in bearer form.

Notes are issued in United States Dollars and with a denomination of USD 200,000 (two hundred thousand United States Dollars) each.

The Notes will be represented by the Global Note without receipts, interest coupons or talons which will be delivered on or prior to the original Issue Date of the Notes to a common depositary for Clearstream Banking AG, Frankfurt am Main.

Payments of principal and interest (if any) on the Global Note will be made through Clearstream Banking AG, Frankfurt am Main against presentation or surrender (as the case may be) of the Global Note without any requirement for certification.

For so long as any of the Notes are represented by the Global Note held on behalf of Clearstream Banking AG, Frankfurt am Main, each person (other than Clearstream Banking AG, Frankfurt am Main) who is for the time being shown in the records of Clearstream Banking AG, Frankfurt am Main as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Clearstream Banking AG, Frankfurt am Main as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer and the Paying Agent as the holder of such nominal amount of such Notes for all purposes other than with respect to the payment of principal or interest on the Notes, for which purpose the bearer of the relevant Global Note shall be treated by the Issuer and the Paying Agent as the holder of such Notes in accordance with and subject to the terms of the relevant Global Note (and the expressions “Noteholder” and “holder of Notes” and related expressions in connection with Notes held through a Clearing System shall be construed accordingly). Notes which are represented by the Global Note will be transferable only in accordance with the rules and procedures for the time being of Clearstream Banking AG, Frankfurt am Main.

EXECUTION VERSION

All transactions (including transfers of Notes) in the open market or otherwise must be effected through an account at Clearstream Banking AG, Frankfurt am Main subject to and in accordance with the rules and procedures for the time being of Clearstream Banking AG, Frankfurt am Main, and title will pass upon registration of the transfer in the books of Clearstream Banking AG, Frankfurt am Main.

Any reference herein to Clearstream Banking AG, Frankfurt am Main shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system.

Owners of interests in the Global Note will, subject to proof of ownership of such interest, be entitled to proceed directly against the Issuer either individually or, following the appointment of a Representative, through such Representative.

1.5	Use of Proceeds

As per the paragraph below, except for the costs linked to the structure, the proceeds of the Notes will be used by the Issuer to purchase the Shares.

The proceeds of the issuance of the Notes of the Series will, upon receipt, be credited to the relevant Issuer Account and shall be applied as follows:

(a)	first, towards payment of the Closing Fees; and

(b)	second, to purchase the Shares.

The average purchase price per Share shall not exceed USD 17.00 (seventeen United States Dollars), inclusive of all fixed costs and fees (notably the Closing Fees), at the time of such purchase.

The “Closing Financial Advisor Fees”, which constitute part of the Closing Fees, shall mean the placement fee of USD 480,000 (four hundred and eighty thousand United States Dollars), which shall be paid to the Financial Advisor on the Issue Date. The placement fee corresponds to 1.5% (one point five per cent.) of a contemplated aggregate principal amount of notes to be issued by the Issuer (including the Notes) in total, of USD 32,000,000 (thirty-two million United States Dollars).

The Closing Financial Advisor Fees shall be paid once and for all on the Issue Date. Accordingly, any notes which could be issued by the Issuer after the Issue Date shall not bear any Closing Financial Advisor Fees.

If the Issuer fails to purchase, within 60 (sixty) Business Days of the Issue Date, a number of Shares corresponding to the entirety of the proceeds minus the maximum possible amount of Closing Fees, the remaining proceeds (excluding the Financial Advisor Fees) shall be returned to the Noteholders, on a prorata basis.

1.6	Cancellation

All Notes redeemed shall be cancelled and may not be reissued or sold.

EXECUTION VERSION

1.7	Purchase

The Issuer may not purchase any of the Notes.

1.8	Rating

The Notes will not be rated.

1.9	Further Issues

The Issuer shall be at liberty from time to time without the consent of the Noteholders to create and issue further Notes and notably Notes having the same Terms and Conditions as the existing Notes or the same in all respects save for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices and so that the same shall be consolidated and form a single Series with the outstanding Notes.

2.	RIGHTS AND OBLIGATIONS UNDER THE NOTES

2.1	Status of the Notes

The Notes of a same Series will rank equally amongst themselves.

2.2	Obligations under the Notes

The Notes are obligations solely of the Issuer. The Notes do not represent an interest in, or constitute a liability or other obligation of any kind of the Company as such or any other compartment of the Company, the Paying Agent, the Issuer or any of their respective affiliates or any other third person or entity. The Notes are not, and will not be insured or guaranteed by the Company or by the Paying Agent or any of its affiliates or any other third person or entity and none of the foregoing assumes or will assume any liability or obligation to the holders of the Notes if the Issuer fails to make any payment due in respect of the Notes.

2.3	Limited Recourse

The Notes are unsecured, direct and limited recourse obligations of the Issuer.

The Issuer’s ability to satisfy its payment obligations under a Series of Notes and its operating and administrative expenses will be wholly dependent upon receipt by it of payments of amounts payable under the Shares.

Notwithstanding anything to the contrary in these Terms and Conditions, all amounts payable or expressed to be payable by the Issuer in respect of any Series of Notes shall be recoverable solely out of and to the extent of amounts received by the Issuer in respect of the Shares purchased with the proceeds of issue of such Series of Notes and the relevant Noteholders will look solely to the assets of the Issuer in respect of such Series of Notes for the payment of all amounts payable or expressed to be payable to them by the Issuer in respect of such Series of Notes and such payments being made in accordance with these Terms and Conditions. To the extent that such assets are ultimately insufficient to satisfy the claims in full, then the Issuer shall not be liable for any shortfall arising and the parties hereto shall not have any further claims against the Issuer in respect of such Series of Notes. Such assets and proceeds shall be deemed to be “ultimately insufficient” as at such time when no further assets of the Issuer in respect of such Notes are available and no further proceeds in respect of the Shares purchased with the proceeds of issue of such Notes can be realised therefrom to satisfy any outstanding claims of any holder of Notes and neither assets nor proceeds will reasonably likely to be so available thereafter.

EXECUTION VERSION

3.	SHARES

The Shares are the only asset which may be purchased by the Issuer. The Noteholders shall not have any right or power to instruct the Issuer in respect of the exercise by the Issuer of voting rights and any other consensual rights pertaining to the Shares, nor shall the Noteholders have any right or power to consult with the Issuer, or otherwise influence the Issuer, in respect of its exercise of such voting or other consensual rights. The Issuer shall disregard, and shall have no obligation to respond to, any instruction or other communication from any Noteholder that pertains to the exercise by the Issuer of such voting or other consensual rights.

Under no circumstance may the Noteholders hold any Share directly.

4.	GENERAL COVENANTS OF THE ISSUER

4.1	The Company on its own respect and on its own behalf and in respect and on behalf of the Issuer, as the case may be, hereby covenants that, so long as any of the Notes remains outstanding, it will:

(a)	at all times keep such books of account as may be necessary to comply with all applicable laws and so as to enable the financial statements of the Issuer to be prepared and allow free access to the same at all reasonable times during normal business hours and to discuss the same with responsible officers of the Issuer;

(b)	at all times use its best endeavours to maintain its residence for tax purposes in Luxembourg;

(c)	at all times comply in all material respect with and perform all its obligations under the Transaction Documents including all of its obligations under, and in respect of, the Notes and use all reasonable endeavours to procure that the other parties hereto comply with and perform all their respective obligations thereunder;

(d)	at all times ensure that the Company shall have no fewer than three (3) directors;

(e)	ensure that a meeting of its directors is held at least once a year and each meeting of its directors is held in Luxembourg and is duly minuted and that generally the directors will make all decisions for the Company in Luxembourg;

(f)	ensure that the directors shall not delegate any of their powers and that no decisions are taken for or on behalf of the Issuer other than decisions of the directors taken in Luxembourg;

(g)	promptly give notice to the Noteholders if it is required by law to withhold or account for tax in respect of any payment due in respect of the Notes or if it becomes liable to tax in respect of its income; and

(h)	at all times maintain a Paying Agent in accordance with the Paying Agency Agreement.

EXECUTION VERSION

4.2	Without prejudice to any securitisation activities that the Company might undertake using Other Compartments, the Company in its own respect and on its own behalf and in respect and on behalf of the Issuer, as the case may be, agrees that, without the prior written consent of the Noteholders, it will not:

(a)	engage in any activity which is not reasonably incidental to any of the activities which these Terms and Conditions provide or envisage, unless the foregoing are done as Compartmental Liabilities in respect of the Other Compartments only;

(b)	whilst any Notes remain outstanding, declare or pay any dividend or make any other distribution to its shareholders except in accordance with the provisions of these Terms and Conditions;

(c)	have any employees, subsidiaries or premises or purchase, own, lease or otherwise acquire any real property (other than premises at its registered office in Luxembourg);

(d)	incur or permit to subsist any indebtedness in respect of borrowed money whatsoever or give any indemnity or assume any liability whatsoever, except as permitted pursuant to these Terms and Conditions, unless the foregoing are done as Compartmental Liabilities in respect of the Other Compartments only;

(e)	dispose of any of its assets, except as permitted pursuant to these Terms and Conditions, unless the foregoing is done as Compartmental Liabilities in respect of the Other Compartments only;

(f)	create or permit to subsist any mortgage, pledge, lien (unless arising by operation of law) or charge upon, or sell, transfer, assign, exchange or otherwise dispose of, the whole or any part of, its assets, present or future (including any uncalled capital) or its undertaking other than pursuant to these Terms and Conditions, unless the foregoing are done as Compartmental Liabilities in respect of the Other Compartments only;

(g)	consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any other person;

(h)	permit the validity or effectiveness of these Terms and Conditions to be impaired or permit these Terms and Conditions to be amended, hypothecated, subordinated, terminated or discharged, or permit any person to be released from any covenants or obligations with respect to these Terms and Conditions or the Transaction Documents, except as may be expressly permitted hereby or by the Transaction Documents;

(i)	issue any further shares or alter any rights to the shares in existence on the date hereof;

(j)	open or have an interest in any account whatsoever with any bank or other financial institution, save where obliged to do so under these Terms and Conditions or the Transaction Documents, unless the foregoing are done as Compartmental Liabilities in respect of the Other Compartments only;

(k)	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing other than in accordance with these Terms and Conditions unless the foregoing are done as Compartmental Liabilities in respect of the Other Compartments only;

EXECUTION VERSION

(l)	amend or alter the Articles of Association of the Company, unless such amendment is not prejudicial to the interests of the Noteholders; or

(m)	consent to any variation of, or exercise any powers of consent or waiver pursuant to, the Transaction Documents other than in accordance with these Terms and Conditions.

5.	PAYMENTS

5.1	General

Payments in respect of Notes shall, upon instructions from the Issuer, be made by the Paying Agent on each Payment Date by wire transfer of same day funds to the Noteholders to the account specified by the Noteholders.

The Paying Agent shall make the payments provided for in Conditions 5 and 6, in accordance with the calculations made by the Issuer on which the Paying Agent may, except in case of manifest error, conclusively rely.

All payments to Noteholders shall be subject to the condition that if a payment is made to a creditor in breach of these Terms and Conditions, such creditor shall repay the amount so received to the relevant Issuer Account. The Paying Agent (upon written instructions of the Issuer) shall then pay out the moneys so received in the way they were payable in accordance with these Terms and Conditions on the relevant Payment Date. If such repayment is not enforceable, the Paying Agent is authorised and obliged to make payments in such a way that any over-payments or under-payments made in breach of these Terms and Conditions are set-off by correspondingly decreased or increased payments on such Payment Date (and, to the extent necessary, on all subsequent Payment Dates).

Payments of principal and interest in respect of Notes represented by any Global Note will (subject as provided below) be made in the manner specified in the relevant Global Note. On the occasion of each payment, a record of such payment made on such Global Note, distinguishing between any payment of principal and any payment of interest will be made on such Global Note by the Paying Agent, and such record shall be prima facie evidence that the payment in question has been made.

The holder of the Global Note shall be the only person entitled to receive payments in respect of Notes represented by such Global Note and the Issuer will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Clearstream Banking AG, Frankfurt am Main as the beneficial holder of a particular nominal amount of Notes represented by such Global Note must look solely to Clearstream Banking AG, Frankfurt am Main, for his share of each payment so made by the Issuer to, or to the order of, the holder of such Global Note.

5.2	Business Days

If the date for any payment in respect of any Note is not a Business Day, such payment shall be made on the following Business Day and shall not bear any interest due to such delay.

EXECUTION VERSION

5.3	Issuer Account

Issuance proceeds pursuant to the issuance of a Series of Notes shall be credited to the relevant Issuer Account and be used in accordance with Condition 1.5.

Payments received from the Entity in relation to the Shares shall be credited to the relevant Issuer Account and forthwith be applied by the Paying Agent, (upon written instructions of the Issuer) on each Interest Payment Date in accordance with Condition 5.4.

5.4	Priorities of Payments

The amounts standing to the credit of the relevant Issuer Account on each Interest Payment Date shall be applied by the Issuer in making the following payments or provisions, if due and payable, in the following order of priority but, in each case, only to the extent that there are funds available for the purpose and all payments or provisions of a higher priority that fall due to be paid or provided for on such day have been made in full:

(a)	first, in or towards payment of the Ongoing Series Expenses; and

(b)	second, in or towards payment on a pro rata basis of all amounts then due and payable by the Issuer in respect of accrued interest and/or of principal on the Notes.

6.	INTEREST

6.1	The Noteholders are entitled to receive from the Issuer an Interest on the outstanding Notes corresponding to the result of the following formulae:

Interest = P – PL – OSE – L,

whereby:

“P” = Profits (the sum of all cash dividends and distributions and realized gains related to the Shares (including, notably, dividends and any capital gains resulting from the sale of Shares) for the relevant Interest Period), it being understood that profits cannot be less than zero;

“PL” = Nominal amount of the Notes on the Issue Date minus the aggregate amounts of payments of principal made, if any, on or before the relevant Interest Payment Date, it being understood that such amount cannot be less than zero;

“OSE” = Ongoing Series Expenses (the expenses incurred by the Issuer in relation to its daily and ongoing management, including, but not limited to, sums payable to service providers, which would not have been covered by the Closing Fees), it being understood that Ongoing Series Expenses cannot be less than zero;

“L” = Loss means the direct and indirect costs incurred by the Issuer as a result of its ownership of the Shares (including, notably, any realized capital losses resulting from the sale of Shares) for the relevant Interest Period, it being understood that Loss cannot be less than zero,

(the “Interest”), it being understood that Interest cannot be less than zero.

EXECUTION VERSION

6.2	Interest accrued during an Interest Period shall be due and payable by the Issuer to the Noteholders on the relevant Interest Payment Date or on the Maturity Date, as applicable, and in accordance with Condition 5.

6.3	Outstanding Principal Amount

The Outstanding Principal Amount of a Note as at any Interest Payment Date will be an amount equal to the Initial Principal Amount of the Note as reduced by the aggregate amount of payments of principal made in respect thereof on or before such Interest Payment Date.

For the avoidance of doubt, the Oustanding Principal Amount of a Note may never exceed the nominal amount of such Note on its Issue Date. Any realized capital gains resulting from an increase of the market value of the Shares shall constitute Interest and shall not increase the Outstanding Principal Amount.

6.4	Interest on Late Payments

Any amount of principal or interest not paid by the Issuer on a Payment Date, as the case may be, shall not bear interest.

7.	REDEMPTION

7.1	At Maturity

Unless previously redeemed as specified below, each Note will be redeemed by the Issuer at its Outstanding Principal Amount (minus the Performance Fee, if applicable) on the Maturity Date.

If by reason of applicable securities laws, the Issuer either (a) is not able to dispose of all of the Shares prior to the Maturity Date or (b) does not do so because profits from the Issuer’s disposal of Shares prior to the Maturity Date would be recoverable by the Entity and, in either case, as a result, is not able to fund the repayment of the entire Outstanding Principal Amount on the Maturity Date, the Issuer shall dispose of the remaining Shares, and repay the balance of Outstanding Principal Amount, as soon as reasonably possible thereafter (subject to applicable securities laws and without such disposal resulting in profits being recoverable by the Entity).

All redemption payments shall be made in cash. Under no circumstance may the Noteholders receive Shares as payment in kind, in whole or in part, in connection with any redemption or other repayment of the Notes, or in exchange for any interest in the Notes.

7.2	Mandatory redemption upon the Entity becoming Insolvent

The Issuer shall immediately redeem all of the Notes then outstanding upon the Entity becoming Insolvent.

Notes redeemed pursuant to this Condition 7.2 will be redeemed at an amount corresponding to the liquidation proceeds of the Shares minus (i) the Ongoing Series Expenses and any other expenses incurred in relation to the liquidation and (ii) the Performance Fee, if applicable.

EXECUTION VERSION

All redemption payments shall be made in cash. Under no circumstance may the Noteholders receive Shares as payment in kind, in whole or in part, in connection with any redemption or other repayment of the Notes, or in exchange for any interest in the Notes.

7.3	Redemption for Tax Reasons

If:

(a)	on the occasion of the next payment due under the Notes, the Issuer has or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of Luxembourg or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including, for the avoidance of doubt, any change resulting from the EC Council Directive 2003/48/EC on the taxation of savings income), which change or amendment becomes effective on or after the Issue Date of the first Tranche of a Series of Notes; and

(b)	such obligation cannot be avoided by the Issuer taking reasonable measures available to it,

the Issuer may, in accordance with the decision taken by a Masse Meeting in this respect, either (i) redeem the Notes in whole, but not in part, on any Interest Payment Date, or (ii) deduct such taxes from the amounts payable to the Noteholders under the Notes (for the avoidance of doubt, any such deduction shall not be an Event of Default), in both cases on giving not less than 30 nor more than 60 days’ notice to the Paying Agent, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts where a payment in respect of the Notes is or becomes then due.

Prior to the publication of any notice pursuant to this Condition, the Issuer shall deliver to the Paying Agent a certificate duly signed stating that the Issuer is entitled to effect such redemption or deduction and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem or deduct have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

Notes redeemed pursuant to this Condition 7.3 will be redeemed at their Outstanding Principal Amount, minus the Performance Fee, if applicable, together (if appropriate) with interest accrued (but unpaid) to (but excluding) the date of redemption.

All redemption payments shall be made in cash. Under no circumstance may the Noteholders receive Shares as payment in kind, in whole or in part, in connection with any redemption or other repayment of the Notes, or in exchange for any interest in the Notes.

7.4	Redemption further to a tender offer

If a tender offer is made in relation to the shares in the Entity, the Issuer may sell in whole, but not in part, the Shares on such occasion. The Issuer shall, immediately after such sale, redeem all of the Notes then outstanding.

EXECUTION VERSION

Notes redeemed pursuant to this Condition 7.4 will be redeemed at an amount corresponding to the liquidation proceeds of the Shares minus (i) the Ongoing Series Expenses and any other expenses incurred in relation to the liquidation and (ii) the Performance Fee, if applicable.

All redemption payments shall be made in cash. Under no circumstance may the Noteholders receive Shares as payment in kind, in whole or in part, in connection with any redemption or other repayment of the Notes, or in exchange for any interest in the Notes.

7.5	Cancellation

All Notes which are redeemed will forthwith be cancelled. All Notes so cancelled shall be forwarded to the Paying Agent and cannot be reissued or resold.

8.	TAXATION

Payments in respect of the Notes shall only be made after the deduction and withholding of current or future taxes, levies or governmental charges, regardless of their nature, which are imposed, levied or collected (collectively, “Taxes”) under any applicable system of law or in any country which claims fiscal jurisdiction by, or for the account of, any political sub-division thereof or government agency therein authorised to levy taxes, to the extent that such deduction or withholding is required by law, including for the avoidance of doubt, any withholdings or deductions under sections 1471-1474 of the US Internal Revenue Code (including an agreement described in section 1471(b) or any intergovernmental agreement relating thereto or any laws enforcing any of these provisions (collectively, “FATCA”). The Issuer shall account for the deducted or withheld taxes with the competent government agencies and shall, upon request of a Noteholder, provide evidence thereof.

9.	EVENT OF DEFAULT

Upon the occurrence of an Event of Default which is continuing, the Masse Meeting may declare the outstanding Notes due and payable.

10.	NOTICES

All notices regarding the Notes shall be published in a daily newspaper of general circulation in Luxembourg, to the extent required by Luxembourg law. It is expected that such publication will be made in the Luxemburger Wort. Notices shall also be published in the Mémorial, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations (the “Mémorial”), to the extent required by Luxembourg law. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper on the date of the first publication in each such newspaper or, where published in such newspapers on different dates, on the last date of such first publication.

So long as the Notes are in global form and held through a Clearing System, it can be substituted for such publication in such newspaper(s) the delivery of the relevant notice to Clearstream Banking AG, Frankfurt am Main for communication by them to the holders of the Notes. Any such notice shall be deemed to have been given to the holders of the Notes on the seventh day after the day on which the said notice was given to Clearstream Banking AG, Frankfurt am Main.

EXECUTION VERSION

Notices to be given by any holder of the Notes shall be in writing and given by lodging the same, together with the relative Note or Notes, with the Issuer. Whilst any of the Notes is represented by the Global Note held through a Clearing System, such notice may be given by any holder of a Note to the Issuer via Clearstream Banking AG, Frankfurt am Main, in such manner as the Issuer and Clearstream Banking AG, Frankfurt am Main, may approve for this purpose.

11.	MEETINGS OF NOTEHOLDERS, MODIFICATION AND WAIVER

Noteholders will belong to a masse (the “Masse”) created, among other things, for the representation of their common interests pursuant to the provisions of the amended Luxembourg law of 10 August 1915 on commercial companies. Articles 86 through 97 of the amended Luxembourg law of 10 August 1915 on commercial companies shall apply, except for the second paragraph of Article 94-2 and except as otherwise set out herein. A general meeting of the Noteholders (the “Masse Meeting”) or of the Noteholders of a Series of Notes (the “Series Masse Meeting”) or a court order may appoint and determine the powers of one or more representatives (the “Representatives”), who acknowledge that they are not entitled to cause or direct the Issuer to exercise the voting and other consensual rights pertaining to the Shares. Where Representatives have been appointed, Noteholders may no longer individually exercise their rights against the Issuer. A Masse Meeting or a Series Masse Meeting may be called at any time by the Representatives (if any), the board of directors of the Issuer or the Auditors. The Representatives, provided an advance on expenses has been paid to them by the Issuer, or the board of directors or the Auditors, must convene the Masse Meeting if called upon to do so by holders of Notes representing 25 per cent. or more of the Notes outstanding. Meetings of Noteholders will be convened either (i) by notices published twice at least eight days’ interval and eight days prior to the meeting in the Mémorial and in one Luxembourg newspaper or (ii) by notification through Clearstream Banking AG, Frankfurt am Main. All Masse Meetings shall be held at the place specified in the notice calling the meeting. All Noteholders have the right to attend and vote at the Masse Meeting either personally or by proxy. Any Noteholder who participates in a Masse Meeting by conference-call, video-conference or by any other means of communication which allow such Noteholder’s identification and which allow that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority.

The voting rights attached to the Notes are equal to the proportion of the principal amount of the Notes represented by the principal amount of the Note or Notes held by the relevant Noteholders. Each Note gives the right to at least one vote. A Masse Meeting may be called to approve certain changes in the rights of the relevant Noteholders and may, generally, determine any measures designed to ensure the defence of interests or the exercise of the rights of the relevant Noteholders in accordance with the provisions of the Luxembourg Company Law. A Masse Meeting must be called when it is proposed that the corporate object or the legal form of the Issuer is amended. A Masse Meeting may deliberate validly without a quorum and by vote of a simple majority of Noteholders attending or represented at such Masse Meeting on the appointment and revocation of the Representatives, the revocation of special representatives appointed by the Issuer and the approval of any measures of a conservatory nature in the general interests of the Noteholders. On all other matters (except in respect of certain matters, including a change in the nationality of the Issuer, where unanimous consent is required) the Masse Meeting may deliberate validly on first convocation only if Noteholders present or represented hold at least 50 per cent. of the Notes then outstanding. If this condition is not fulfilled, a new meeting shall be convened. On second convocation, no quorum is required. Decisions at such meetings shall be taken by a majority of two thirds of the votes cast by Noteholders attending such meetings or represented thereat.

EXECUTION VERSION

Amendment to the redemption method

Any amendment to these Conditions which would result in the Notes (whether in part or in whole) being redeemed in kind will always require the unanimous consent of all of the Noteholders (whether upon first or subsequent convocation of the Masse Meeting).

Minor Modifications and Corrections

The Issuer may agree, without the consent of the Noteholders to:

(i)	any modification (except as mentioned above) of the Transaction Documents which is not prejudicial to the interests of the Noteholders; or

(ii)	any modification of the Notes or the Transaction Documents which is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law.

Any such modification, waiver or authorisation shall be binding on the Noteholders and shall be notified to the Noteholders as soon as practicable thereafter.

12.	AGENT

In acting in connection with the Notes, the Paying Agent acts solely as agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders.

13.	SUBSTITUTION

13.1	General

The Noteholders may agree to the substitution, in place of the Issuer (or of any previous substitute hereunder) of another entity (the “New Issuer”) as debtor in respect of all obligations arising under or in connection with the Notes and the Transaction Documents, provided that:

(a)	the New Issuer assumes all rights and duties of the Issuer in respect of the Notes and under the Transaction Documents;

(b)	the New Issuer has obtained all necessary authorisations and governmental approvals in the country in which it has its registered office and is in a position to fulfil all its obligations in respect of the Notes without discrimination against the Noteholders in their entirety;

(c)	the New Issuer may pay in the currency required hereunder and without being obliged to deduct or withhold any taxes or other duties of whatever nature levied by the country in which the New Issuer has its domicile or tax residence from any payments due under the Notes and the substitution shall not result in any withholding or deduction of taxes on the amounts payable under the Notes which would not arise if there was no such substitution;

EXECUTION VERSION

(d)	there shall have been delivered to the Paying Agent one legal opinion for each jurisdiction affected by the substitution of a law firm of recognised standing to the effect that paragraphs (a) to (c) above have been satisfied and no additional expenses or legal disadvantages of any kind arise for the Noteholders from the substitution; and

(e)	the Issuer and the New Issuer enter into such agreements and execute such documents as considered necessary based on the legal opinion referred to in 13.1(d) for the effectiveness of the substitution.

Upon fulfilment of the above conditions, the New Issuer shall in every respect substitute the Issuer and the Issuer shall be released from all its obligations to the Noteholders as issuer of the Notes except for the obligations assumed with respect to the substitution.

13.2	Notice of Substitution

The New Issuer shall give notice of the substitution to the Noteholders pursuant to Condition 10.

13.3	Effects of Substitution

Upon the substitution, each reference to the Issuer in the Terms and Conditions shall from then on be deemed to be a reference to the New Issuer and any reference to the country in which the Issuer has its registered office, domicile or residency for tax purposes, as relevant, shall from then on be deemed to be a reference to the country in which the New Issuer has its registered office, domicile or residency for tax purposes, as relevant.

14.	Risk Factors

The Issuer believes that the following factors may affect the Issuer’s ability to fulfill its obligations under the Notes. All of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring. In addition, factors which are material for the purpose of assessing the market risks associated with the Notes are also described below. The Issuer believes that the factors described below represent the principal risks inherent in investing in the Notes, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with any Notes may occur for other unknown reasons and the Issuer does not represent that the statements below regarding the risks of holding any Notes are exhaustive.

An investment in the Notes involves certain risks relating to the Issuer and the Notes. While all of these risk factors are contingencies which may or may not occur, potential investors should be aware that the risks involved with investing in the Notes may (i) affect the ability of the Issuer to fulfill its obligations under Notes issued under the Terms and Conditions, and/or (ii) lead to a volatility and/or decrease in the market value of the Notes whereby the market value falls short of the expectations (financial or otherwise) of a Noteholder upon making an investment in such Notes.

Potential investors in the Notes are explicitly reminded that an investment in the Notes entails financial risks which if occurred may lead to a decline in the value of the Notes. Potential investors in the Notes should be prepared to sustain a total loss of their investment in the Notes.

EXECUTION VERSION

The Notes are unsecured limited recourse obligations of the Issuer. Recourse in respect of the Notes will be limited to the assets of the Issuer.

14.1	General

A prospective investor should, without any reliance on the Issuer, conduct its own thorough analysis (including its own accounting, legal and tax analysis) prior to deciding whether to invest in the Notes as any evaluation of the suitability for an investor of an investment in the Notes depends upon a prospective investor’s particular financial and other circumstances and, if it does not have experience in financial, business and investment matters sufficient to permit it to make such a determination, it should consult with its financial advisor prior to deciding whether or not to make an investment in the Notes.

The Issuer does not make any recommendation as to the suitability of the Notes. Even if the Issuer possesses limited information as to the objectives of any prospective investor in relation to any transaction, series of transactions or trading strategy, this will not be deemed sufficient for any assessment of the suitability for such person of the Notes. Any trading or investment decisions a prospective investor takes are in reliance on its own analysis and judgment and/or that of its advisers and not in reliance on the Issuer.

In particular, each prospective investor in the Notes must determine, based on its own independent review and such professional advice as it deems appropriate under the circumstances, that its acquisition of the Notes (i) is fully consistent with its financial needs, objectives and condition, (ii) complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it and (iii) is a fit, proper and suitable investment for it, notwithstanding the clear and substantial risks inherent in investing in or holding the Notes.

Each prospective investor in the Notes should have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from the potential investor’s currency.

The investment activities of certain investors are subject to investment laws and regulations or review or regulation by certain authorities. Each prospective investor should therefore consult its legal advisers to determine whether and to what extent (i) the Notes are legal investments for it, (ii) if relevant, the Notes can be used as underlying securities for various types of borrowing and (iii) other restrictions apply to its purchase or, if relevant, pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

14.2	General description of transaction

The issue proceeds of the Notes will be used by the Issuer to purchase the Shares. The performance of the Notes will be depending on the dividends received by the Issuer resulting from the Shares and on the disposal proceeds of the Shares. The Notes will be contractual limited recourse notes.

EXECUTION VERSION

14.3	No investigations

No investigations, searches or other enquiries will be made by or on behalf of the Issuer in respect of the Shares and no representations or warranties, express or implied, will be given by the Issuer other person on their behalf in respect of the Shares.

14.4	Legality of purchase

The Issuer does not have or assume responsibility for the lawfulness of the acquisition of the Shares by the Issuer nor of the Notes by a prospective purchaser of the Notes (whether for its own account or for the account of any third party), whether under the laws of the jurisdiction of its incorporation or the jurisdiction in which it operates (if different), or for compliance by that prospective purchaser (or any such third party) with any law, regulation or regulatory policy applicable to it.

14.5	Reliance on third parties

The Issuer is a party to contracts with a number of third parties who have agreed to perform a number of services in relation to the Notes. If any such third party fails to perform its obligations under any relevant agreement, investors may be adversely affected. No assurance can be given that the creditworthiness of the parties to such agreements will not deteriorate in the future. This may affect the performance of their respective obligations under the respective agreements.

14.6	Risks relating to the Issuer

The Issuer is a special purpose vehicle. The Issuer has, and will have, no assets other than the Shares and its available cash. The Issuer’s principal source of earnings will be the dividends generated by the Shares.

14.7	Insolvency of the Company and of the Issuer

The Company is structured as an insolvency-remote vehicle. The Company and the Issuer will aim at contracting with each party on terms under which such party agrees not to make application for the commencement of winding-up, liquidation and bankruptcy or similar proceedings against the Company or the Issuer. Legal proceedings initiated against the Company or the Issuer in breach of these provisions shall be declared inadmissible by a Luxembourg court.

Notwithstanding the foregoing, if the Company fails, for any reason, to meet its obligations or liabilities (that is, if the Company is unable to pay its debts and may obtain no further credit), a creditor who has not (and cannot be deemed to have) accepted non-petition and limited recourse provisions may have the right to make an application for the commencement of Insolvency Proceedings against the Company. Furthermore, the commencement of such proceedings may, under certain conditions, entitle creditors to terminate contracts with the Company or the Issuer and claim damages for any loss created by such early termination. While the Issuer is insolvency-remote, it is, under no circumstances, insolvency-proof.

In the event of such Insolvency Proceedings taking place, the Noteholders bear the risk of a delay in the settlement of any claims they might have against the Issuer or receiving, in respect of their claims, the residual amount following realisation of the Issuer’s assets after preferred creditors have been paid, with the result that they may lose their initial investment.

EXECUTION VERSION

14.8	Risks related to the Notes

(a)	Limited Recourse Obligations

The Notes are direct, limited recourse obligations of the Issuer, payable solely out of the Shares, any proceeds thereof and the Issuer’s cash balance net of any Ongoing Series Expenses. The Issuer will have no other assets or sources of revenue available for payment of any of its obligations under the Notes. No assurance can be made that the proceeds available for and allocated to the repayment of the Notes at any particular time will be sufficient to cover all amounts that would otherwise be due and payable in respect of the Notes.

The Issuer’s ability to satisfy its payment obligations under the Notes and its operating and administrative expenses will be wholly dependent upon receipt by it in full of payments of amounts payable under the Shares in accordance with the terms thereof. No other person than the Issuer will be obliged to make payments on the Notes.

(b)	Taxation and no Gross-up

Each Noteholder will assume and be solely responsible for any and all taxes of any jurisdiction or governmental or regulatory authority, including, without limitation, any state or local taxes or other like assessment or charges that may be applicable to any payment to it in respect of the Notes. In the event that any withholding tax or deduction for tax is imposed on payments of interest on the Notes, the Noteholders will not be entitled to receive grossed-up amounts to compensate for such withholding tax.

The Company may be required to comply with certain information reporting obligations under FATCA in order to avoid withholding tax on amounts received on the Shares. In order to so comply, the Company may be required to collect information or documentation regarding the identity and nationality of the Noteholders and in some cases, any U.S. owners of the Noteholders. Failure to provide any requested information may result in tax being withheld in respect of the Notes. Additionally, payments on and sales proceeds in respect of the Notes may become subject to withholding under FATCA beginning after January 1, 2017 if the Notes are held through or for a financial institution (within the meaning of FATCA) that has not secured an exemption from withholding tax thereunder. Noteholders should consult their advisors regarding their potential obligations in respect of FATCA.

(c)	The Notes may not be a suitable investment for all investors

Each potential investor in any Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in the Prospectus or any supplement thereto. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of the Notes and the impact this investment will have on the potential investor’s overall investment portfolio;

EXECUTION VERSION

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes where the currency for principal payments is different from the potential investor’s currency;

(iv)	understand fully the Conditions of the Notes and be familiar with the behaviour of any financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

15.	Disclosure obligations under U.S. Federal law

Noteholders and potential investors in the Notes should be aware that, under Sections 13 and 16 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), persons or groups who own or acquire beneficial ownership of shares issued by the Entity may be subject to disclosure obligations that require filings on prescribed forms with the Securities Exchange Commission (the “SEC”). The Issuer has determined that it has beneficial ownership of shares issued by the Entity above the applicable thresholds and will make such filings with the SEC.

Although Noteholders do not have any right to direct the exercise by the Issuer of its voting rights in the Shares, nor do they have any right to acquire the Shares from the Issuer or to direct the Issuer otherwise to dispose of the Shares (other than by unanimous direction by the Noteholders to cause a liquidation of the Issuer), each Noteholder and potential investor should consider the application of Sections 13 and 16 of the Exchange Act to it in light of all relevant facts and circumstances. Each Noteholder and potential investor should also consider any disclosure requirements and other regulatory consequences under applicable law that apply (or would apply) to such person as a result of its acquisition of Notes, including applicable law relating to changes in ownership or control of the Entity.

Each Noteholder is responsible for its own compliance with any obligations that it may have under Sections 13 and 16 of the Exchange Act and any other obligations under applicable law in connection with its acquisition of the Notes. The Issuer shall have no responsibility for ensuring such compliance by any Noteholder and shall have no obligation to assist any Noteholder with respect to any such compliance.

The Issuer will comply with the disclosure obligations applicable to it. If the Issuer becomes aware of any fact or circumstance that, taking into account that Noteholder’s or group’s interest in the Notes, would cause such Noteholder or group to be the beneficial owner of more than 5% of the shares issued by the Entity, the Issuer may be required to include the identity of such person(s) and related facts and circumstances in filings made by the Issuer to satisfy applicable disclosure obligations in accordance with applicable law, including, without limitation, Sections 13 and 16 of the Exchange Act. In addition, if the Issuer becomes aware that a single person or group has acquired ownership or control of Notes representing 5% or more of the outstanding shares issued by the Entity, the Issuer will be required to identify such person(s) in the Issuer’s disclosure filings. If the Issuer becomes aware that a single person or group has acquired ownership or control of 100% of the Notes then outstanding, the Issuer will be required to identify such person(s) in the Issuer’s disclosure filings as a possible beneficial owner of shares in the Entity by virtue of its ability to unilaterally cause a liquidation of the Issuer and disposition of the underlying shares in the Entity.

EXECUTION VERSION

16.	MISCELLANEOUS

16.1	Place of Performance

Place of performance of the Notes shall be Luxembourg, Grand Duchy of Luxembourg.

16.2	Partial Invalidity

Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any person or entity, or if the Issuer becomes aware of any omission hereto of any terms which were intended to be included herein, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such person or entity or such omission shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other person or entity hereto. Such invalid, illegal or unenforceable provision or such omission shall be replaced by the Issuer, without the consent of Noteholders, with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

16.3	Non Petition

Without prejudice to the other provisions of these Conditions, each of the Noteholders acknowledges and agrees that until the expiry of two (2) years and one (1) day after the last outstanding Note will have been redeemed, none of the Noteholders nor any party on its behalf shall initiate or join any person in initiating any Insolvency Proceedings in relation to the Issuer or the Company provided that this Condition shall not prevent any Noteholder from taking any steps against the Issuer which do not amount to the initiation or the threat of initiation of any Insolvency Proceedings in relation to the Issuer or the Company or the initiation or threat of initiation of legal proceedings.

16.4	Representations

The Paying Agent does not give any representations as to the accuracy and correctness of the information set forth in these Terms and Conditions.

17.	APPLICABLE LAW AND PLACE OF JURISDICTION

17.1	Governing Law

The form and content of the Notes and all of the rights and obligations of the Noteholders and the Issuer under the Notes, as well as all other matters arising from or connected with the Notes shall be governed in all respects by and shall be construed in accordance with the laws of Luxembourg. The Issuer is governed by the Securitisation Law. Articles 86 through 97 of the amended Luxembourg law of 10 August 1915 on commercial companies shall apply, except for the second paragraph of Article 94-2 and except as otherwise set out herein, notably under Condition 11.

EXECUTION VERSION

17.2	Jurisdiction

The exclusive place of jurisdiction for any action or other legal proceedings arising out of or in connection with the Notes shall be the courts of Luxembourg, Grand Duchy of Luxembourg. The Issuer and the Noteholders hereby submit to the jurisdiction of such court.

EXECUTION VERSION

Annex to the Terms and Conditions

Definitions

“Account Bank” means, Bankhaus Neelmeyer, a company incorporated as AG under the laws of Germany having its registered office at Am Markt 14-16, 28195 Bremen, Germany, registered with the trade and companies register Handelsregister Bremen under number HRB 4425.

“Articles of Association” means the articles of association of the Company.

“Auditors” means the independent auditors appointed from time to time by the board of directors of the Company in accordance with the requirements of the Luxembourg Securitisation Law.

“Business Day” means any day on which banks are open for general business in Luxembourg.

“Clearing System” has the meaning ascribed to such term in Condition 1.1.

“Closing Fees” means a total maximum amount of USD 803,500 (eight hundred and three thousand and five hundred United States Dollars) consisting of (i) the fees of the counsel to the Issuer, (ii) the fees of the Corporate Services Provider, (iii) the fees of the Paying Agent and (iv) the Closing Financial Advisor Fees, which shall be paid by the Issuer.

“Closing Financial Advisor Fees” has the meaning ascribed to such term in Condition 1.5.

“Company” means Safety Invest S.A., a public company with limited liability incorporated as a “société anonyme” under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue Bitbourg, L-1273 Luxembourg, registered with the Luxembourg Trade and Companies Register, registration pending.

“Compartmental Liabilities” means any liabilities which are limited and circumvented to Other Compartments.

“Conditions” means the Terms and Conditions of the Notes and a numbered “Condition” shall be construed accordingly.

“Corporate Services Agreement” has the meaning ascribed to such term in Condition 1.3.

“Corporate Services Provider” means Arendt Services SA, a public company with limited liability incorporated as a “société anonyme” under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue Bitbourg, L-1273 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 145.917.

“Entity” means SecureAlert, Inc., a corporation existing under the laws of the State of Utah, USA, having its registered office at 150 West Civic Center Drive, Sandy, Utah 84070, USA.

“Event of Default” means any of the following:

(a)	the Issuer fails to make any payment within 10 Business Days of the due date therefore on the Notes, without prejudice to Condition 2.3; or

(b)	a receiver, manager or other similar officer is appointed in relation to, the whole or a substantial part of the undertaking, assets and revenues of the Issuer; or

EXECUTION VERSION

(c)	the Issuer or the Company becomes Insolvent.

“Exchange Act” has the meaning ascribed to such term in Condition 15.

“FATCA” has the meaning ascribed to such term in Condition 8.

“Financial Advisor” means Anoa Capital S.A., a société anonyme (public limited liability company) incorporated and existing under the laws of Luxembourg, with registered office at 2-4 avenue Marie Thérèse, L-2132 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 155.833.

“Global Note” has the meaning ascribed to such term in Condition 1.1.

“Initial Principal Amount” means, in relation to any Note, the principal amount of such Note on its Issue Date.

“Insolvency Event” means:

(a)	in relation to any person not incorporated, domiciled or resident in Luxembourg, such person:

(i)	is dissolved or has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a solvent consolidation, amalgamation or merger); or

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors; or

(iv)	institutes or has instituted against it proceedings seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; or

(v)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or

(vi)	has a creditor take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such creditor maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; or

(vii)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified under paragraphs (i) to (vi) above (inclusive); or

EXECUTION VERSION

(viii)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(b)	if such person is incorporated, domiciled or resident in Luxembourg, such person:

(i)	enters into a voluntary arrangement with its creditors (concordat préventif de faillite) pursuant to the law of 14 April 1886 on arrangements to prevent insolvency, as amended; or

(ii)	is granted a suspension of payments within the meaning of Articles 593 et seq. of the Luxembourg Commercial Code; or

(iii)	is subject to controlled management (gestion contrôlée) within the meaning of the grand ducal regulation 24 May 1935 on controlled management; or

(iv)	is itself or any of its assets the subject of any Insolvency Proceedings commenced pursuant to Articles 437 et seq. of the Luxembourg Commercial Code or any other Insolvency Proceedings pursuant to the Council Regulation EC/1346/2000 of 29 May 2000 on Insolvency Proceedings, unless the application for such proceedings is dismissed within thirty (30) days from and excluding the day it is filed (unless dismissed on the ground that the costs of the Insolvency Proceedings were likely to exceed the assets of such person (clôture pour insuffisance d’actifs)); or

(v)	takes any corporate action or is the subject of any legal proceedings commenced against it for its dissolution or liquidation; or

(vi)	is in a situation of illiquidity (cessation de paiements), and without access to credit (crédit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code.

“Insolvency Proceedings” means, with respect to any person, the winding-up, liquidation, dissolution, bankruptcy, receivership, insolvency or administration of such person or any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or of any jurisdiction in which such person carries on business or has any assets including the seeking of an arrangement, adjustment, protection or relief of creditors.

“Insolvent” means any person in respect of whom an Insolvency Event has occurred.

“Interest” has the meaning ascribed to such term in Condition 6.1.

“Interest Payment Date(s)” means each of:

(i)	the date which falls 12 (twelve) months after the Issue Date, and

(ii)	the Maturity Date.

“Interest Period” means the period from and including an Interest Payment Date (or the Issue Date) to, but excluding, the next (or first) Interest Payment Date.

“Issue Date” has the meaning ascribed to such term in Condition 1.1.

“Issue Price” means the actual issue price of the Notes, which corresponds to the Initial Principal Amount minus the Closing Fees.

EXECUTION VERSION

“Issuer” has the meaning ascribed to such term in Condition 1.1.

“Issuer Account” means each of (i) the bank account opened in the name of the Issuer with the Account Bank, with the following references: Account name: Safety Invest SA/ Euro - Konto 1000736668 / BLZ: 2902000/ IBAN DE: 98 2902 0000 1000 7366 68/ BIC: NEELDE22XXX and (ii) the bank account opened in the name of the Issuer with the Account Bank, with the following references: Account name: Safety Invest SA/ USD – Konto 1000736676 / BLZ: 29020000/ IBAN: DE 76 2902 0000 1000 7366 76 / BIC: NEELDE22XXX.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Masse” has the meaning ascribed to such term in Condition 11.

“Masse Meeting” has the meaning ascribed to such term in Condition 11.

“Maturity Date” means 2 (two) years after the Issue Date.

“Memorial” has the meaning ascribed to such term in Condition 10.

“New Issuer” has the meaning ascribed to such term in Condition 13.1.

“Noteholders” means the holders of Notes of any Tranche.

“Notes” has the meaning ascribed to such term in Condition 1.1.

“Ongoing Series Expenses” has the meaning ascribed to such term in Condition 6.1.

“Outstanding Principal Amount” has the meaning ascribed to such term in Condition 6.3.

“Other Compartments” means any segregated compartment of the Company that has been created within the Company by the board of directors of the Company, pursuant to a board resolution in accordance with the Articles of Association (as contemplated by article 5 of the Securitisation Law) other than Compartment “Secure I”;

“Paying Agency Agreement” has the meaning ascribed to such term in Condition 1.3.

“Paying Agent” means Bankhaus Neelmeyer AG, with registered office located at Am Markt 14 – 16, 28195 Bremen, Germany, with phone number : +49 (0)421 / 3603-0, fax number: +49 (0)421 / 326908 and website address: www.neelmeyer.de.

“Payment Date” means each Interest Payment Date and Maturity Date.

“Performance Fee” means the performance fee to be paid, if applicable, by the Issuer to the Financial Advisor, and corresponding to 20% (twenty per cent.) of the liquidation proceeds of the Shares minus (A) the purchase price of the Shares and (B) the Ongoing Series Expenses and any other expenses (Performance Fee excluded) incurred by the Issuer, in relation to the liquidation (the Net Liquidation Proceeds), provided that the amount of the Net Liquidation Proceeds is not negative.

“Representatives” has the meaning ascribed to such term in Condition 11.

“SEC” has the meaning ascribed to such term in Condition 15.

“Securitisation Law” means the law of 22 March 2004 on securitisation as amended from time to time.

EXECUTION VERSION

“Series” has the meaning ascribed to such term in Condition 1.1.

“Series Masse” has the meaning ascribed to such term in Condition 11.

“Series Masse Meeting” has the meaning ascribed to such term in Condition 11.

“Shares” means shares issued by the Entity and purchased by the Issuer with the net proceeds of the issue of the Notes.

“Talons” has the meaning ascribed to such term in Condition 1.4.

“Taxes” has the meaning ascribed to such term in Condition 8.

“Terms and Conditions” means the terms and conditions of the Notes.

“Tranche” has the meaning ascribed to such term in Condition 1.1.

“Transaction Agreements” has the meaning ascribed to such term in Condition 1.3.

“Transaction Documents” means the Notes, the Terms and Conditions, the Transaction Agreements and any other documentation to which the Issuer is party in relation with an issue of Notes.

“Transaction Parties” means the parties to the Transaction Documents.

“USD” means the lawful currency of the United States of America.